Exhibit No. 99

INDEPENDENT ACCOUNTANTS’ REPORT

To the Board of Directors and Stockholders of:

TRC Companies, Inc.

Windsor, CT

We have reviewed the accompanying condensed consolidated balance sheet of TRC Companies, Inc. and subsidiaries as of September 30, 2003, and the related condensed consolidated statements of income and cash flows for the three-month periods ended September 30, 2003 and 2002.  These interim financial statements are the responsibility of the Corporation’s management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants.  A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of TRC Companies, Inc. and subsidiares as of June 30, 2003, and the related consolidation statements of income, shareholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated October 14, 2003, we expressed an unqualified opinion on those consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for long-term fixed price contracts effective July 1, 2002).  In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of June 30, 2003 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

As discussed in Note 12, the accompanying September 30, 2002 condensed consolidated financial statements have been restated.

/s/ Deloitte & Touche LLP

Costa Mesa, CA
November 13, 2003